UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2016 (January 15, 2016)

Eagle Bulk Shipping Inc.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

477 Madison Avenue New York, New York		10022
(Address of principal executive offices)		(Zip Code)

(Registrant's telephone number, including area code): (212) 785-2500

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On January 15, 2016, Eagle Bulk Shipping Inc. (the “Company”) entered into a Forbearance and Standstill Agreement (the “Forbearance Agreement”) by and among the Company, certain subsidiaries of the Company party to the Loan Agreement (as defined below) as guarantors (the “Guarantors”) and each lender under the Loan Agreement executing the Forbearance Agreement, which constitute the Majority Lenders (as defined in the Loan Agreement) (the “Specified Lenders”). The Company, the Guarantors, the Specified Lenders and the other banks and financial institutions party to the loan agreement as lenders (the “Lenders”), ABN AMRO Capital USA LLC, as agent for the Lenders (the “Agent”), and ABN AMRO Capital USA LLC, as security trustee for the lenders (the “Security Trustee” and together with the Agent and the Lenders, the “Lender Parties”), are party to that certain Loan Agreement, dated as of October 9, 2014, and as amended by an Amendatory Agreement dated as of August 14, 2015 (as so amended and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).

As previously reported in its Form 10-Q for the quarterly period ended September 30, 2015, in November 2015, the Company filed a voluntary self-disclosure report with the U.S. Treasury Department’s Office of Foreign Assets Control regarding apparent violations in the provision of shipping services for third party charterers with respect to the transportation of cargo, all of which occurred under a different senior operational management team. In the course of discussions with the Lender Parties, the Lender Parties took the position that the Company could not access any additional amounts from the revolving credit facility under the Loan Agreement, including any drawdown for purposes of making the quarterly repayment installment due on January 15, 2016. As a result of this position by the Lender Parties, the Company entered into the Forbearance Agreement.

Subject to the terms of the Forbearance Agreement, the Specified Lenders have agreed they will forbear, during the Forbearance Period (as defined below), from exercising certain of their available remedies under the Finance Documents (as defined in the Loan Agreement) with respect to or arising out of:

●	one or more events of default that exist as a result of the Company’s disclosure described above (the “Disclosed Defaults”); and

●

the subsequent event of default that occurred as a result of the Company’s failure to pay when due the quarterly repayment installment due January 15, 2016, under the Loan Agreement (the “Payment Default” and, together with the Disclosed Defaults, the “Specified Defaults”).

The Company and the Specified Lenders entered into the Forbearance Agreement to provide the Company with time to evaluate potential financing alternatives to enhance its liquidity, with the objective of reaching agreement by the end of the Forbearance Period. The Company is engaged in discussions with certain of its shareholders and Lenders with respect to such financing alternatives; however, there can be no assurance that the Company will reach any agreement with any of its shareholders or Lenders to structure any potential financing by the end of the Forbearance Period, if at all, or that the Forbearance Agreement or Forbearance Period will be extended.

The forbearance period (the “Forbearance Period”) under the Forbearance Agreement will expire on the earliest to occur of (1) 6:00 a.m. (New York City time) on February 2, 2016; (2) the occurrence of any event of default under the Loan Agreement other than a Specified Default; (3) the failure by the Company and the Guarantors to comply with the covenants set forth in the Forbearance Agreement (which are described in the following paragraph), which failure continues for more than two business days after written notice from the Specified Lenders or the Agent; or (4) the failure of the representations and warranties made by the Company and the Guarantors set forth in the Forbearance Agreement to be true and correct in any material respect as of the date made.

In consideration of the Specified Lenders’ agreement to enter into the Forbearance Agreement, the Company and the Guarantors agreed, among other things, that the Company shall pay all amounts payable by the Company pursuant to Clause 21.2 or Clause 21.3 of the Loan Agreement, which clauses include costs and expenses in connection with the negotiation, preparations and execution of this Forbearance Agreement as well as certain legal fees and other expenses.

The foregoing description of the Forbearance Agreement does not purport to be complete and is subject to, and qualified, in its entirety by, the full text of the Forbearance Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.

Number	Exhibit

10.1	Forbearance and Standstill Agreement, dated as of January 15, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.
(registrant)

Dated: January 19, 2016	By:	/s/ Adir Katzav
	Name:	Adir Katzav
	Title:	Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit

10.1	Forbearance and Standstill Agreement, dated as of January 15, 2016.